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                                                                    EXHIBIT 10.9

                      TRANSFER OF INTEREST AND ASSIGNMENT


July 31, 2000


     Cyrus Ltd., a Nevada corporation with its principal place of business at 9441 E. 31st Street, Tulsa, Oklahoma, 74145 ("Cyrus") pursuant to the Purchase Agreement, attached hereto and made a part hereof, that transfers, assigns and conveys to EMB Corporation, a Hawaii corporation, with its principal place of business at EMB Corporation, 10159 East Eleventh, Suite, 415, Street, Tulsa, Oklahoma 74128 ("EMB") the following natural gas processing plants:

1. Gas processing plant to be built on the Citizens Pipeline in or near Scott County, Tennessee which includes a right to a 100% working interest "before payout" (defined as the period of time prior to the operator recovering 100% of the construction and starting expenses of approximately $175,000) from the rate of natural gas revenue generated by the liquids plants and, after the "payout" period, the right to 25% of the net revenues generated from the sale of liquids generated by the liquids plant.

2. Gas processing plant in Livingston, Tennessee which includes the right to a percentage of the working interest from the sale of natural gas liquids to be determined as follows:

     1. Cyrus hereby conveys a 100% working interest to EMB before Pay-out (herein defined as the period of time prior to Cyrus receiving 100% of the purchase price of $200,000 from the natural gas revenues herein described). Pursuant to the Gas Processing Agreement dated November 19, 1999, and the Amendment to Gas Processing Agreement dated April 27, 2000, Upper Cumberland Natural Gas Company, Inc. ("UCNGC") agreed to share 50% of its gross gas revenues from sales of natural gas at the plant location in Livingston, Tennessee with "the Westfield Oil and Gas Interest" now owned by Cyrus and hereby conveyed to EMB.

     2. After Pay-out (herein defined as the point in time EMB has received 100% of its purchase price of $200,000) to acquire the interest in the liquids plant from the net (after operating expense) gas revenues and the $100,000 for the development of additional wells and gathering systems revenues less operating expense. These revenues are cumulative, and will each contribute to the overall pay-out.

     3. EMB will receive 100% of the net (after operating expenses) revenues generated from the sale of the extracted liquids until pay-out of both the purchase price of $200,000 and the anticipated expenses of an additional $100,000 (to be audited and further defined after repairs and additional wells have been put on line) for a total of $300,000.


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     4.   After pay-out UCNGC receives 50% of the net (after operating expenses) revenues from the sale of liquids, EMB receives 25% of the revenues from the sale of liquids, and Alan Hansen of 1605 15th Street, Huntsville, Texas 77340, ("Hansen") receives 25% of the revenues from the sale of liquids.

     5. EMB will receive 100% of the net (after operating expenses) revenues from any gas wells acquired directly from land owners, or from wells without an operator. These wells will be tested and analyzed to determine production capabilities and then hooked to the gathering system. This activity performed by Hansen shall be paid from the $100,000 estimated expenses and EMB will receive 100% of the revenues less the royalties to the landowner before pay-out (defined as the aforementioned $300,000). NOTE: it is agreed and understood that this volume of gas will not exceed 1,500,000 cfpd as per prior agreement with UCNGC.

     6. After pay-out, EMB will receive 25% of the net revenues (after operating expenses) from the sale of natural gas from these wells and 25% of the net revenues of the liquids plant for the life of the facility and until it is considered uneconomical to continue operations.

     Agreed and understood this 31st day of July, 2000.

                                   CYRUS LTD.

                                   By:

                                        Jerry Myers, President